UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM  8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  July 8, 2008

World Energy Solutions, Inc.

(Exact name of Small Business Issuer in Its Charter)

Florida

(State or Other Jurisdiction of Incorporation)

000-25097

(Commission File Number)

65-0783722

(IRS Employer Identification No.)

3900A 31st Street N., St. Petersburg, Florida   33714

(Address of Principal Executive Offices and Zip Code)

(727) 525-5552

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[__]

Written communications pursuant to Rule 425 under the Securities Act

(17 CFR 230.425)

[__]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act

(17 CFR 240.14a-12)

[__]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[__]

Pre-commencement to medications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Section 5 – Corporate Governance and Management

Item 5.02 Appointment of Director.

World Energy Solutions, Inc. (the “Company”) (OTC BB:WEGY.OB), a company focused on energy conservation technologies and environmental sustainability, announced today the appointment of George L. Lauro to the board of directors for the Company.

Mr. Lauro has served on the Board of Directors for 15 public and private companies and has led merger and acquisition committees, compensation committees as well as search and audit committees for various companies.  He has also been awarded 23 patents on inertial guidance, GPS, RFIC’s and radio identification products.

From January 2007 through the present, Mr. Lauro has served as the founding partner of Alteon Capital Partners which is a Silicon Valley-based firm that provides business development, equity fund raising and merger and acquisition advisory services to companies in the electronics and information technology industries.  From May 1999 through the present, Mr. Lauro also has been affiliated with Wasserstein & Company (“Wasserstein”).  He served as managing director from May 1999 through June 2005 and since June 2005 has been an advisor for the company.  Mr. Lauro was one of two partners at Wasserstein who managed a large venture capital fund.  From 2005 through the present, of Mr. Lauro also has been involved in investment banking as a senior adviser for Needham & Co., a technology investment bank.

Before becoming a venture capitalist, Mr. Lauro was Director of Rapid Commercialization for IBM where he led a group at IBM headquarters responsible for bringing advanced technologies from IBM’s development labs to market. He also was Director of New Business Development for Motorola where he conceived the world’s first handheld GPS navigation product (Traxar GPS) and launched Motorola’s RFIC and GPS businesses.  Mr. Lauro earned a BSEE degree from Brown University, an MBA from Wharton School of Business and completed graduate work at the Massachusetts Institute of Technology in digital control and aeronautics.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORLD ENERGY SOLUTIONS, INC.

By:

/s/:  Benjamin C. Croxton

Benjamin C. Croxton, Chief Executive Officer

DATED:  July 8, 2008.

2